Exhibit 99.1

NEWS RELEASE

Release No. 117-09-09

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR IMMEDIATE RELEASE TUESDAY, SEPTEMBER 29, 2009

Louisiana-Pacific Corp. Announces Closing of its Common Stock Offering

NASHVILLE, Tenn. (September 29, 2009) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) today announced the closing of a public offering of 18 million shares of its common stock at an offering price of $6.75 per share. LP granted the underwriters a 30-day option to purchase up to 2.7 million additional shares which was exercised on September 24, 2009. The Company announced that the net proceeds of the offering amounted to approximately $132 million (including $17 million associated with the option).

Upon the closing of this offering, the Company instructed the Trustee to issue an irrevocable notice on September 30th to the holders of its 13% Senior Secured Notes due 2017 to redeem $131.25 million principal amount at maturity of such notes on October 30, 2009. This notice is pursuant to a provision in the indenture governing the notes that permits the Company to use all or a portion of the net cash proceeds of an equity offering to redeem the notes at a redemption price equal to 113% of the accreted value for a total of approximately $112.6 million plus accrued and unpaid interest.

Goldman, Sachs & Co. acted as the sole book-running agent for this offering, and UBS Investment Bank and RBC Capital Markets acted as co-managers for the offering. The shares were issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. A prospectus supplement and accompanying base prospectus related to the offering was filed with the Securities and Exchange Commission and are available at the SEC’s website, http://www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus related to the offering may be obtained from Goldman, Sachs & Co. via telephone (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LP

LP is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee, and its common stock is traded on the New York Stock Exchange under LPX.

Forward-Looking Statement

This news release contains statements concerning Louisiana-Pacific that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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